As Filed with the Securities and Exchange Commission on March 24, 2004
                                                    Registration No.
-----------------------------------------------------------------------------
                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                    ----------------------------------
                                FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    ----------------------------------
                       ACCESS PHARMACEUTICALS, INC.
           (Exact name of registrant as specified in its charter)
                    ----------------------------------

         Delaware                                 3841
----------------------------            ----------------------------
(State or Other Jurisdiction            (Primary Standard Industrial
of Incorporation or Organization)        Classification Code Number)

                               83-0221517
                           -----------------
                           (I.R.S. Employer
                          Identification No.)
                    ----------------------------------
                     2600 Stemmons Freeway, Suite 176
                    Dallas, Texas 75207 (214) 905-5100
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                    ----------------------------------
                             Kerry P. Gray
                   President and Chief Executive Officer
                       Access Pharmaceuticals, Inc.
                     2600 Stemmons Freeway, Suite 176
                           Dallas, Texas 75207
                             (214) 905-5100
                 (Name, address, including zip code, and
       telephone number, including area code, of agent for service)
                   ------------------------------------
                            with copies to:
                         John J. Concannon III
                         Bingham McCutchen LLP
                          150 Federal Street
                           Boston, MA 02110
                            (617) 951-8000
                   -----------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                     CALCULATION OF REGISTRATION FEE

Title of Securities to be  Amount to be Registered   Proposed Maximum
     Registered                                     Offering Price Per
                                                         Share(1)
-------------------------  -----------------------  ------------------
Common Stock $.01 par        2,393,196 shares (2)          $5.38
   value per share

 Proposed Maximum
Aggregate Offering         Amount of
    Price (1)           Registration Fee
-------------------    ------------------
   $12,875,394             $1,631.31 (3)

(1) Estimated solely for the purpose of determining the registration fee. Calculated in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices as reported by the American Stock Exchange on March 22, 2004.

(2) Includes 603,825 shares issuable to selling stockholders upon exercise of warrants for the purchase of shares of the Registrant's Common Stock (see "Selling Stockholders").

(3) This amount is the total amount of the registration fee for all 2,393,196 shares being registered.

                        -----------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective, on such date as the Commission, acting pursuant to Section 8(a), may determine.

                              PROSPECTUS

                      Access Pharmaceuticals, Inc.

                 Subject to completion, March 24, 2004.

                          2,293,196 Shares of
                 Common Stock, $.01 par value per share

This prospectus relates to the sale by certain stockholders of ours, the Selling Stockholders, of up to 2,393,196 shares of our common stock, including 603,825 shares issuable upon the exercise of warrants. If the warrants are exercised, we will receive the proceeds from such exercise if payment is made in cash.

On March 22, 2004, the last sale price of our Common Stock was $5.47 per share, as reported by the American Stock Exchange, or AMEX, under the symbol AKC.

Investing in the common stock involves risks.  For a discussion of certain
---------------------------------------------------------------------------
factors you should consider, see "Risk Factors" beginning on Page 2.
---------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        -----------------------

The date of this prospectus is March __, 2004

                            Table of Contents


                                                        Page
                                                       ------
Access Pharmaceuticals, Inc.                              2

Risk Factors                                              2

Forward Looking Statements                               11

Use of Proceeds                                          12

Selling Stockholders                                     12

Plan of Distribution                                     13

Legal Matters                                            15

Experts                                                  15

Where You Can Get More Information                       15

Certain Information We Are Incorporating By Reference    16

                     ACCESS PHARMACEUTICALS, INC.

General
-------

Access Pharmaceuticals is an emerging pharmaceutical company. We are focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities.

We were founded in Wyoming in 1974 as Chemex Corporation, and in 1983 we changed our name to Chemex Pharmaceuticals, Inc. We changed our state of incorporation from Wyoming to Delaware on June 30, 1989. In 1996 we merged with Access Pharmaceuticals, Inc., a private Texas corporation, and changed our name to Access Pharmaceuticals, Inc. Our principal executive office is located at 2600 Stemmons Freeway, Suite 176, Dallas, Texas 75207; our telephone number is (214) 905-5100.

Products
--------

Milestone Payments And Royalties By Product
-------------------------------------------

The following table reflects aggregate milestone payments received to December 31, 2003, aggregate possible milestone payments under agreements signed as of December 31, 2003 and royalties received to December 31, 2003.



                 Milestones                         Royalties
                Received to   Aggregate Possible   Received to
   Product       12/31/03        Milestones         12/31/03
-------------  ------------  -------------------  -------------
Aphthasol(R)   $   752,000      $ 6,171,000           $      -
Zindaclin(R)   $ 1,335,000      $   897,000           $ 46,000

                              RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before purchasing our common stock.

We have experienced a history of losses and we expect to incur future losses.
-----------------------------------------------------------------------------

We have recorded minimal revenue to date and we have incurred a cumulative operating loss of approximately $54.0 million through December 31, 2003. Losses for the years ended 2003, 2002 and 2001 were $6,735,000, $9,384,000 and $6,027,000, respectively. Our losses have resulted principally from costs incurred in research and development activities related to our efforts to develop clinical candidates and from the associated administrative costs. We expect to incur significant additional operating losses over the next several years. We also expect cumulative losses to increase due to expanded research and development efforts and preclinical and clinical trials. Our net cash burn rate for the twelve months of 2003 was $601,000 per month. We project our net cash burn rate for the next twelve months to be approximately $400,000 per month. Capital expenditures are forecasted to be minor for the next twelve months since most of our new equipment is leased and the lease expense is included in the calculation of the net cash burn rate.

We do not have significant operating revenue and we may never attain profitability.
--------------------------------------------------------------------

To date, we have funded our operations primarily through private sales of common stock and convertible notes. Contract research payments and licensing fees from corporate alliances and mergers have also provided funding for our operations. Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for our drug candidates and to manufacture and commercialize the resulting drugs. We have not received significant royalties for sales of amlexanox or Zindaclin(R) products to date and we may not generate significant revenues or profits from the sale of these products in the future. Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products.
Moreover, even if we do identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, we may not generate revenues or royalties from commercial sales of these products for a significant number of years, if at all. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to minimal royalties, any amounts that we receive under strategic partnerships and research or drug development collaborations that we may establish and, as a result, we may be unable to achieve or maintain profitability in the future or to achieve significant revenues in order to fund our operations.

We may not successfully commercialize our drug candidates.
----------------------------------------------------------

Our drug candidates are subject to the risks of failure inherent in the development of pharmaceutical products based on new technologies and our failure to develop safe, commercially viable drugs would severely limit our ability to become profitable or to achieve significant revenues. We may be unable to successfully commercialize our drug candidates because:

* some or all of our drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;

* our drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs;

* it may be difficult to manufacture or market our drug candidates on a large scale;

* proprietary rights of third parties may preclude us from marketing our drug candidates; and

* third parties may market superior or equivalent drugs.

The success of our research and development activities, upon which we primarily focus, is uncertain.
---------------------------------------------------------------------

Our primary focus is on our research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and patent applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow our research and development effort and our business could ultimately suffer. We anticipate that we will remain principally engaged in research and development activities for an indeterminate, but substantial, period of time.

We may be unable to obtain necessary additional capital to fund operations in the future.
--------------------------------------------------------------------------

We require substantial capital for our development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend our intellectual property rights. Although we believe that our existing capital resources, interest income, product sales, royalties and revenue from possible licensing agreements and collaborative agreements will be sufficient to fund our currently expected operating expenses and capital requirements through 2005, we may need to raise substantial additional capital during that period to support our ongoing operations because our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including :

* the sales levels of our currently marketed products;
* the results of our research and development programs;
* the timing and results of preclinical and clinical trials;
* our ability to maintain existing and establish new collaborative agreements with other companies to provide funding to us;
* technological advances; and

* activities of competitors and other factors.

If we do raise additional funds by issuing equity securities, further dilution to existing stockholders would result and future investors may be granted rights superior to those of existing stockholders. If adequate funds are not available to us through additional equity offerings, we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require us to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that we would not otherwise issue or relinquish in order to continue independent operations.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.
-------------------------------------------------------------------------

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties. Specifically, if we successfully develop any commercially marketable pharmaceutical products, we may seek to enter joint venture, sublicense or other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products on our own. We may, however, be unable to establish such additional collaborative arrangements, license agreements, or marketing agreements as we may deem necessary to develop, commercialize and market our potential pharmaceutical products on acceptable terms. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships. For our commercialized products we currently rely upon the following relationships in the following marketing territories:

* amlexanox 5% paste
  o Strakan Ltd. - United Kingdom and Ireland manufacturing and marketing rights
  o Zambon Group - France, Germany, Holland, Belgium, Luxembourg, Switzerland, Brazil, Colombia and Italy manufacturing and marketing rights
  o Laboratories Dr. Esteve SA - Spain, Portugal and Greece manufacturing and marketing rights
  o Meda, AB for Scandinavia, the Baltic states and Iceland marketing rights
  o Mipharm SpA for Italy manufacturing and marketing rights
  o Paladin Labs, Inc. for Canada manufacturing and marketing rights

* Zindaclin(R) and Residerm(R)
  o Strakan Ltd. - worldwide manufacturing and marketing rights
  o Fujisawa GmbH - sublicensed continental Europe marketing rights
  o Taro - sublicensed Israel marketing rights
  o Various companies for other smaller countries - sublicensed marketing rights

Our ability to successfully commercialize, and market our products and product candidates could be limited if a number of these existing relationships were terminated.

Furthermore, our strategy with respect to our polymer platinate program is to enter into a licensing agreement with a pharmaceutical company pursuant to which the further costs of developing a product would be shared with our licensing partner. Although we have had discussions with potential licensing partners with respect to our polymer platinate program, to date we have not entered into any licensing arrangement. We may be unable to execute our licensing strategy for polymer platinate.

We may be unable to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for us to obtain and maintain.
-------------------------------------------------------------------------

We have limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes and we may not be able to manufacture any new pharmaceutical products that we may develop. As a result, we have established, and in the future intend to establish arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling and distribution of finished pharmaceutical products if any of our potential products are approved for commercialization. If we are unable to contract for a sufficient supply of our potential pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our submission of products for regulatory approval and initiation of new development programs, which could cause our business to suffer. Delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products could cause our business to suffer. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by the FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until after the manufacturing facility passes a pre-approval plant inspection. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

Our amlexanox 5% paste is marketed in the US as Aphthasol(R). Block
Drug Company had manufactured the 5% amlexanox paste since the product was approved by the FDA in 1996 in a Puerto Rico facility certified by the FDA for Good Manufacturing Practices. At such time when we acquired the US rights to Aphthasol(R) we entered into a Supply Agreement whereby Block Drug Company was to produce Aphthasol(R) for us for a defined period of time at its Puerto Rico facility. We were subsequently advised by Block Drug Company that it was unable to comply with the terms of the Supply Agreement and that it would not be able to produce Aphthasol(R) for us. Due to Block Drug Company's production failure, we had sufficient product to supply wholesalers only through June 2003. We do not anticipate further sales of the product until the second quarter of 2004. We acquired the rights to amlexanox 5% paste from Block Drug Company on July 22, 2002. We have selected Contract Pharmaceuticals Ltd. Canada as our new manufacturer of amlexanox 5% paste and it has produced initial qualifying batches of the product. Full scale production commenced in the first quarter of 2004.

Amlexanox 5% paste was approved by regulatory authorities for sale in the UK and is currently in the approval process in the remaining EU countries. We licensed manufacturing rights to Strakan, Zambon, Esteve and Mipharm for specific countries in Europe. Contract Pharmaceuticals Ltd. Canada has also been selected as our European supplier of amlexanox 5% paste and a UK filing has been made to approve this facility for European supply.

We licensed our patents for worldwide manufacturing and marketing for Zindaclin(R) and the ResiDerm(R) technology to Strakan Ltd. for the period of the patents. We receive a royalty on the sales of the product. Strakan has a contract manufacturer for Zindaclin(R) in a European Union approved facility. Zindaclin(R) was approved in the UK and seven additional European Union countries and is currently under review for approval in the remaining EU countries.

OraDisc(TM) was manufactured by a third party for our Phase III clinical trials. Enough product was manufactured to cover the needs of the clinical trials and testing. We finalized with a third party a contract for manufacturing our product if our product gains regulatory approval.

AP5280 and AP5346 are manufactured by a third parties for our Phase
I/II clinical trials. Manufacturing is ongoing for the current clinical trials. Certain manufacturing steps are conducted by the Company to enable significant cost savings to be realized.

Our mucoadhesive technology is manufactured by a third party for our clinical trials.

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.
-----------------------------------------------------------------------

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. All of our drug candidates require governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of our principal products is as follows:

* 5% amlexanox paste is an approved product for sale in the US (Aphthasol(R)); approved in the UK and Canada but not yet sold; and, in the approval process in the EU.
* Zindaclin(R) is an approved product for sale in the UK and seven additional European Union countries; in the approval process in the remaining EU countries; and waiting for finalized plans and approval to start a Phase III trial in the US.
* OraDisc(TM) has completed a Phase III clinical trial in the US and we filed an NDA.
* AP5280 has completed Phase I of its Phase I/II trial in Europe and we are analyzing the results to start the Phase II part of the trial.
* AP5346 is currently in a Phase I trial in Europe.
* Mucoadhesive liquid technology is planned to start a Phase III trial in the US in the second quarter of 2004.
* Vitamin mediated delivery technology is currently in the pre-clinical phase.
* We also have other products in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, we cannot assure you when we, independently or with our collaborative partners, might submit a New Drug Application, or "NDA", for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of our potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Our drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if we obtain initial regulatory approvals for our drug candidates, Access, and our drugs and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.
---------------------------------------------------------------------------

Before we can obtain regulatory approvals for the commercial sale of any of our potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. Preclinical or clinical trials of any of our future drug candidates may not demonstrate the safety and efficacy of such drug candidates at all or to the extent necessary to obtain regulatory approvals. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. In particular, OraDisc(TM) and AP5280 have taken longer to progress through clinical trials than originally planned. This extra time has not been related to concerns of the formulations but rather due to the lengthy regulatory process. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of our drug candidates could prevent us from successfully commercializing such candidates and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain insurance coverage.
----------------------------------------------------------------------

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. We generally procure product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in a sufficient amount in the future, if at all. We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability claim could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations or if we did not comply with these regulations in the past.
------------------------------------------------------------------------

Our research and development processes involve the controlled use of hazardous materials. We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling and disposal of such material and certain waste products. Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources.

Intense competition may limit our ability to successfully develop and market commercial products.
----------------------------------------------------------------------

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with polymer platinum (AP5280) and DACH platinum (AP5346):

* Cisplatin, marketed by Bristol-Myers-Squibb, the originator of the drug, and several generic manufacturers;
* Carboplatin, marketed exclusively by Bristol-Myers-Squibb; and
* Oxaliplatin, marketed exclusively by Sanofi-Synthelabo.

The following companies are working on therapies and formulations that may be competitive with our polymer platinum (AP5280) and DACH platinum (AP5346):

* Antigenics is developing liposomal formulations; and
* Cell Therapeutics, Daiichi, Enzon and Inhale are developing alternate drugs in combination with polymers.

The following products may compete with our Residerm(R) products:

* Benzamycin, marketed by a subsidiary of Aventis;
* Cleocin-T and a generic topical clindamycin, marketed by Pharmacia;
* Benzac, marketed by a subsidiary of L'Oreal; and
* Triaz, marketed by Medicis Pharmaceutical Corp.

Technology and prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our commercialized Aphthasol(R) product. OTC products including Orajel - Del Laboratories and Anbesol - Wyeth Consumer Healthcare also compete in the aphthous ulcer market.

Companies working on therapies and formulations that may be competitive with our vitamin mediated drug delivery system are Bristol-Myers-Squibb, Centocor (acquired by Johnson & Johnson), GlaxoSmithKline, Imclone and Xoma which are developing targeted monoclonal antibody therapy.

RxKinetics, Human Genome Sciences, Endo Pharmaceuticals and Amgen are developing products to treat mucositis that may compete with the mucoadhesive liquid technology.

Emisphere Technologies, Inc., Biovail Corporation, CIMA Labs, Inc., Depomed Inc. and Flamel Technologies are developing products which compete with our oral drug delivery system.

Many of these competitors have and employ greater financial and other resources, including larger research and development staffs and more effective marketing and manufacturing organizations, than us or our collaborative partners. As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals. Accordingly, our competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from our research and development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors' existing products or products under development.

Our ability to successfully develop and commercialize our drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.
--------------------------------------------------------------------------

The successful commercialization of, and the interest of potential collaborative partners to invest in, the development of our drug candidates will depend substantially upon reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. To date, the costs of our marketed products Aphthasol(R) and Zindaclin(R) generally have been reimbursed at acceptable levels, however, the amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs that we may develop in the future. Limited reimbursement for the cost of any drugs that we develop may reduce the demand for, or price of such drugs, which would hamper our ability to obtain collaborative partners to commercialize our drugs, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs.

The market may not accept any pharmaceutical products that we successfully develop.
-------------------------------------------------------------

The drugs that we are attempting to develop may compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

In 1996, the 5% amlexanox paste product was approved for sale in the United States. To date, the product is not widely accepted in the marketplace and its sales have not been significant. On July 22, 2002, we acquired the rights to it from Block Drug Company and we intend to re-launch it in the second quarter of 2004. The product has been approved in the UK and Canada but has not been launched in any markets other than the United States.

Trends toward managed health care and downward price pressures on medical products and services may limit our ability to profitably sell any drugs that we may develop.
--------------------------------------------------------------------------

Lower prices for pharmaceutical products may result from:

* third-party payers' increasing challenges to the prices charged for medical products and services;
* the trend toward managed health care in the United States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and
* legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any health care reform, could limit our ability to profitably sell any drugs that we may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

We may not be successful in protecting our intellectual property and proprietary rights.
--------------------------------------------------------------------

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents.
The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We cannot assure you that any existing or future patents issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although we, together with our subsidiaries, are either the owner or licensee of technology to 26 U.S. patents and to 16
U.S. patent applications now pending, and 7 European patents and 17
European patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to, us. Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially viable.

Our patents for the following technologies expire in the years and during the date ranges indicated below:

* 5% amlexanox paste in 2011
* Zindaclin(R) and Residerm(R) between 2007 and 2011
* OraDisc(TM) in 2020
* AP5280 in 2021
* AP5346 in 2021
* Mucoadhesive technology, patents are pending
* Vitamin mediated technology between 2003 and 2019

In addition, patents may have been granted to third parties or may be granted covering products or processes that are necessary or useful to the development of our drug candidates. If our drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all. If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Our business could suffer if we lose the services of, or fail to attract, key personnel.
-----------------------------------------------------------------------------

We are highly dependent upon the efforts of our senior management and scientific team, including our President and Chief Executive Officer, Kerry Gray. The loss of the services of one or more of these individuals could delay or prevent the achievement of our research, development, marketing, or product commercialization objectives. While we have employment agreements with Mr. Gray and David Nowotnik our Senior
Vice President Research and Development, their employment may be terminated by them or us at any time. Mr. Gray's and Dr. Nowotnik's agreements expire within one year and are extendable each year on the anniversary date. We do not have employment contracts with our other key personnel. We do not maintain any "key-man" insurance policies on any of our key employees and we do not intend to obtain such insurance.
In addition, due to the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. In view of the stage of our development and our research and development programs, we have restricted our hiring to research scientists and a small administrative staff and we have made no investment in manufacturing, production, marketing, product sales or regulatory compliance resources. If we develop pharmaceutical products that we will commercialize ourselves, however, we will need to hire additional personnel skilled in the clinical testing and regulatory compliance process and in marketing and product sales. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

Ownership of our shares is concentrated, to some extent, in the hands of a few investors which could limit the ability of our other stockholders to influence the direction of the company.
--------------------------------------------------------------------------

Heartland Advisors, Inc. and Larry N. Feinberg (Oracle Partners LP,
Oracle Institutional Partners LP and Oracle Investment Management Inc.) each currently beneficially own approximately 12.1% of our common stock as of March 22, 2004. Accordingly, they collectively may have the ability to significantly influence or determine the election of all of our directors or the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of our other stockholders.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.
-----------------------------------------------------------------------

Provisions of our Certificate of Incorporation, By-laws and Stockholders Rights Plan may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change our management.

Substantial sales of our common stock could lower our stock price.
------------------------------------------------------------------

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares. Of the 15,314,816 shares of our common stock that are outstanding as of March 22, 2004, 13,525,445 are unrestricted and freely tradable or tradable pursuant to a resale registration statement or under Rule 144 of the Securities Act. An additional 1,789,371 shares of common stock that are outstanding as of March 22, 2004 are being registered hereunder and, upon effectiveness of the registration statement of which this prospectus forms a part, will be eligible for public resale.

We are not currently in compliance with AMEX continued listing requirements and may not be able to maintain our AMEX listing.
--------------------------------------------------------------

Our common stock is presently listed on the American Stock Exchange under the symbol "AKC". All companies listed on AMEX are required to comply with certain continued listing standards, including maintaining stockholders' equity at required levels. We are not in compliance with this stockholders' equity standard as of December 31, 2003. However, we have until November 2004 to become compliant with such equity standard.
If we are unable to remedy any listing standard noncompliance with AMEX under its regulations, or otherwise regain compliance, we cannot assure you that our common stock will continue to remain eligible for listing on AMEX. In the event that our common stock is delisted from AMEX its market value and liquidity could be materially adversely affected.


                        FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "could", "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                           USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the Selling Stockholders. We will receive proceeds from the exercise of warrants if payment is made in cash. All such proceeds will be used for general corporate purposes.

                          SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 22, 2004 and as adjusted to reflect the sale of our common stock offered hereby, by the Selling Stockholders.

The Selling Stockholders, other than HCFP-Brenner Securities, LLC and
SCO Securities, LLC who were the placement agents in our recent private placement, have not had any position, office or other material relationship within the past three years with us or our affiliates. In addition, we believe, based on information provided to us by the Selling Stockholders, that each of the Selling Stockholders, except as noted below, have sole voting and investment power with respect to the shares beneficially owned. For more information regarding the shares offered, see "Plan of Distribution" below.


                                        Shares                      Shares to be
                                     Beneficially                   Beneficially
                                      Owned Prior       Shares      Owned After
   Name of Selling Stockholders     to Offering (1)   Offered (1)   Offering (1)
----------------------------------  --------------- ---------------  -----------
SDS Capital Group SPC, Ltd.             312,500          312,500             0
Baystar Capital II, L.P.                125,000          125,000             0
WPG-Farber Fund, L.P.                   199,118          199,118             0
WPG-Farber QP Fund, L.P.                 72,280           72,280             0
WPG-Farber Institutional Fund, L.P.      62,898           62,898             0
WPG-Farber Overseas, L.P.                13,205           13,205             0
Viking Global Equities LP               189,750          189,750             0
VGE III Portfolio Ltd.                  185,250          185,250             0
Cranshire Capital, L.P.                 115,741          115,741             0
Midsummer Investment Ltd.               115,741          115,741             0
Alpha Capital AG                         57,871           57,871             0
TRUK Opportunity Fund, LLC (2)           76,388           76,388             0
AS Capital Partners, LLC                 25,464           25,464             0
Atlas Equity I, Ltd.                    347,223          347,223             0
SRG Capital, LLC                         57,871           57,871             0
DKR Saturn Holding Fund Ltd.             29,375           29,375             0
DKR Saturn Event Driven Holding
  Fund Ltd.                             146,875          146,875             0
Wardenclyffe Micro-Cap Fund,
  L.P.                                   42,521           34,721         7,800
Close Finsbury Global Investment
  Fund TLC-Universal Life Sciences       17,500           17,500             0
Consulta Technology Fund                 51,944           51,944             0
SCO Securities LLC (4)                   96,811           94,748         2,063
HCFP-Brenner Securities, LLC              8,333            8,333             0
Daniel DiPietro (4)                       9,700            9,700             0
Preston Tsao (5)                         31,774            9,700        22,074
Jeffrey B. Davis (6)                     36,600           29,100         7,500
Mark Alvino (7)                           4,900            4,900             0


(1) These share amounts include shares issuable upon exercise of warrants.

(2) Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of TRUK Opportunity Fund,
    LLC, exercise investment and voting control over the shares held by TRUK Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock held by TRIK Opportunity
    Fund, LLC.

(3) Mr. DiPietro, Mr. Tsao, Mr. Davis and Mr. Alvino are employees of SCO Securities LLC and disclaim beneficial ownership of shares held by SCO Securities LLC.

(4) Mr. DiPietro is an employee of SCO Securities LLC. The number of shares being offered does not include 94,748 shares offered by SCO Securities LLC or any shares offered by any other employees of SCO Securities LLC, and Mr. DiPietro disclaims beneficial ownership of such shares.

(5) Mr. Tsao is an employee of SCO Securities LLC. The number of shares being offered does not include 94,748 shares offered by SCO Securities LLC or any shares offered by any other employees of SCO Securities LLC, amd Mr. Tsao disclaims beneficial ownership of such shares.

(6) Mr. Davis is an employee of SCO Securities LLC. The number of shares being offered does not include 94,748 shares offered by SCO Securities LLC or any shares offered by any other employees of SCO Securities LLC, and Mr. Davis disclaims beneficial ownership of such shares.

(7) Mr. Alvino is an employee of SCO Securities LLC. The number of shares being offered does not include 94,748 shares offered by SCO Securities LLC or any shares offered by any other employees of SCO Securities LLC, and Mr. Alvino disclaims beneficial ownership of such shares.

                         PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. Sales of shares may be made by Selling Stockholders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the American Stock Exchange, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

* a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

* purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

* ordinary brokerage transactions and transactions in which the broker solicits purchases;

* through options, swaps or derivatives;

* in privately negotiated transactions;

* in making short sales or in transactions to cover short sales; and

* put or call option transactions relating to the shares.

The Selling Stockholders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

The Selling Stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The
Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the Selling Stockholders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling
Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

* the name of each such selling security holder and of the participating broker-dealer(s);

* the number of shares involved;

* the initial price at which the shares were sold;

* the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

* that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

* other facts material to the transactions.

In addition, if required under applicable law or the rules or regulations of the Commission, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The Selling Stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

                             LEGAL MATTERS

The validity of our common stock to be sold in this offering is being passed upon for us by Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110. Justin P. Morreale, David L. Engel and John J. Concannon III, partners of Bingham McCutchen LLP, beneficially own an aggregate of 208,533 shares of our common stock. Mr.
Concannon is our corporate Secretary.

                                EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the period ended December 31, 2003 have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN GET MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the Registration Statement, since we have omitted some parts in accordance with the SEC's rules and regulations. The SEC permits us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC will automatically update and supersede this information. Access has filed a Registration Statement on Form S-3 under the Securities Act of 1933 with the SEC with respect to common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement on Form S-3, as permitted by the SEC. Refer to the Registration Statement on Form S-3, including the exhibits, for further information about Access and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained without charge at the offices of the SEC listed below.

We are subject to the reporting requirements of the Securities Exchange
Act of 1934 and we therefore file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC located at 450 Fifth Street N.W., Washington D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can also access copies of such material electronically on the SEC's home page on the World Wide
Web at http://www.sec.gov.

If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. We will also provide to each person to whom a copy of this prospectus has been delivered, upon specific request and without charge, a copy of all documents filed from time to time by us with the SEC pursuant to the Securities Exchange Act of 1934. You should direct a request for such copies to Access Pharmaceuticals, Inc., 2600 Stemmons Freeway, Suite
176, Dallas, Texas 75207, attention Chief Financial Officer. You may direct telephone requests to the Chief Financial Officer at (214) 905-5100.

          CERTAIN INFORMATION WE ARE INCORPORATING BY REFERENCE

We incorporate by reference the documents listed below (SEC File
Number 001-15771) and any future filings we make with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of
1934:

* Our Annual Report on Form 10-K for the fiscal year ended December
  31, 2003;

* Our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2003; and

* The description of the common stock contained in our Registration Statement (No. 333-95413) filed with the SEC under Section 12(d) of the Securities Exchange Act including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing, telephoning or e-mailing us at the following address:

Access Pharmaceuticals, Inc.
2600 Stemmons Freeway, Suite 176
Dallas, Texas 75207
Attention: Chief Financial Officer
(214) 905-5100
email: akc@accesspharma.com

This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

----------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. Neither this prospectus nor any prospectus supplement is an offer to sell or a solicitation of an offer to buy any of these securities in any jurisdiction where an offer or solicitation is not permitted. No sale made pursuant to this prospectus shall, under any circumstances, create any implication that there has not been any change in the affairs of Access since the date of this prospectus.

                         ------------------------

                            TABLE OF CONTENTS

                                           Page
                                          ------
Access Pharmaceuticals, Inc.                  2
Risk Factors                                  2
Forward Looking Statements                   11
Use of Proceeds                              12
Selling Stockholders                         12
Plan of Distribution                         13
Legal Matters                                15
Experts                                      15
Where You Can Get More Information           15
Certain Information We Are Incorporating
  By Reference                               16

----------------------------------------------------------------------------

                               2,393,196

                                [LOGO]

                        Access Pharmaceuticals, Inc.


                              COMMON STOCK

                            -----------------
                               PROSPECTUS
                            -----------------

                             March __, 2004

---------------------------------------------------------------------------

                                PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of our common stock offered hereby are as follows:

SEC registration fee                                $  1,631
Printing and engraving expenses                            0
Legal fees and expenses                               10,000
Accounting fees and expenses                           5,000
Blue Sky fees and expenses (including legal fees)          0
Transfer agent and registrar fees and expenses             0
Miscellaneous                                            369
                                                    ---------
Total                                               $ 17,000
                                                    =========

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. A Delaware corporation may also indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor, subject to the same conditions set forth in the immediately preceding sentences, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper.
To the extent such person has been successful on the merits or otherwise in defense of any action to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section
145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 of the DGCL also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute. The Registrant is insured against liabilities which it may incur by reason of its indemnification obligations under its Certificate of Incorporation, Bylaws and indemnification agreements.

Article X of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify, defend and hold harmless directors, officers, employees and agents or the Registrant to the fullest extent currently permitted under the DGCL.

In addition, Article X of the Registrant's Certificate of Incorporation, provides that neither the Registrant nor its stockholders may recover monetary damages from the Registrant's directors for a breach of their fiduciary duty in the performance of their duties as directors of the Registrant, unless such breach relates to (i) the director's duty of loyalty,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the DGCL or (iv) any transactions for which the director derived an improper personal benefit. The By-Laws of the Registrant provide for indemnification of the Registrant's directors, officers, employees and agents on the terms permitted under Section 145 of the DGCL described above.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers. These agreements provide rights of indemnification to the full extent allowed and provided for by Section 145 of the DGCL and the Certificate of Incorporation and Bylaws of Access.

Item 16.  Exhibits

                             Exhibit Index
                             -------------

Exhibit Number                 Description
--------------    ----------------------------------------------------
2.1 Amended and Restated Agreement of Merger and Plan of
Reorganization between Access Pharmaceuticals, Inc. and Chemex
Pharmaceuticals, Inc., dated as of October 31, 1995 (Incorporated by reference to Exhibit A of the our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

4.1 Certificate of Incorporation (Incorporated by Reference to Exhibit 3(a) of our Form 8-B dated July 12, 1989, Commission File Number 9-9134)

4.2 Certificate of Amendment of Certificate of Incorporation filed August
21, 1992

4.3 Certificate of Merger filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

4.4 Certificate of Amendment of Certificate of Incorporation filed January 25, 1996. (Incorporated by reference to Exhibit E of our Registration Statement on Form S-4 dated December 21, 1995, Commission File No. 33-64031)

4.5 Amended and Restated Bylaws (Incorporated by reference to Exhibit
3.1 of our Form 10-Q for the quarter ended June 30, 1996)

4.6 Certificate of Amendment of Certificate of Incorporation filed July 18, 1996. (Incorporated by reference to Exhibit 3.8 of our Form 10-K for the year ended December 31, 1996)

4.7 Certificate of Amendment of Certificate of Incorporation filed June 18, 1998. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended June 30, 1998)

4.8 Certificate of Amendment of Certificate of Incorporation filed July 31, 2000. (Incorporated by reference to Exhibit 3.8 of our Form 10-Q for the quarter ended March 31, 2001)

4.9 Certificate of Designations of Series A Junior Participating Preferred Stock filed November 7, 2001 (Incorporated by reference to Exhibit 4.1.h of our Registration Statement on Form S-8, dated December 14, 2001, Commission File No. 333-75136)

5 Opinion of Bingham McCutchen LLP

23.1 Consent of Bingham McCutchen, LLP (included in Exhibit 5)

23.2 Consent of Grant Thornton LLP

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on this 24th day of March, 2004.

                               ACCESS PHARMACEUTICALS, INC.

                               By /s/ Kerry P. Gray
                                 -----------------------
                               Kerry P. Gray
                               President and Chief Executive Officer, Director

                   POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Kerry P. Gray, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following person in the capacities and on the dates indicated.


       Signature                        Title                    Date
---------------------------  -----------------------------  ---------------
/s/  Kerry P. Gray
------------------------
   Kerry P. Gray             President and Chief Executive
                             Officer, Director              March 24, 2004

/s/  Stuart M. Duty
---------------------
   Stuart M. Duty            Director                       March 24, 2004

/s/  Herbert H. McDade, Jr.
---------------------------
Herbert H. McDade, Jr.       Director                       March 24, 2004

/s/  J. Michael Flinn
---------------------------
J. Michael Flinn             Director                       March 24, 2004

/s/  Stephen B. Howell
------------------------
Stephen B. Howell            Director                       March 24, 2004

/s/  Max Link
------------------
Max Link                     Director                       March 24, 2004

/s/  John J. Meakem, Jr.
------------------------
John J. Meakem, Jr.          Director                       March 24, 2004

/s/  Stephen B. Thompson
-------------------------
Stephen B. Thompson         Vice President, Chief Financial
                            Officer, Treasurer              March 24, 2004